UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Amended Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 1, 2008

Marani Brands, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-123176	20-2008579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13152 Raymer Street, Suite 1A
North Hollywood, CA 91605
(Address of principal executive offices) (zip code)

(818) 503-5200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward looking statements include the information concerning possible or assumed future results of operations of the Company

Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used. Forward looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The Company's future results and shareholder values may differ materially from those expressed in these forward looking statements. Readers are cautioned not to put undue reliance on any forward looking statements.

Item 1.01 Entry into a Material Definitive Agreement

Contemporaneous with the resignation of Margit Eyraud as Chief Executive Officer and President of Marani Brands, Inc. (the “Company”), as reported in Item 5.02 of this Form 8-K, the Company and Ms. Eyraud agreed to a severance package in connection with the early expiration of her Employment Agreement with the Company. The material terms of the severance package are set forth in Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2008, Margit Eyraud notified the Company of her intent to resign as Chief Executive Officer and President of the Company, effective October 1, 2008, while remaining Chairman of the Board of Directors. Ms. Eyraud resigned to pursue other interests.

Ms. Eyraud served as chief Executive Officer and President of the Company under an Employment Agreement, the term of which expires December 31, 2010. Contemporaneous with her resignation as reported above, the Company and Ms. Eyraud have agreed to an early expiration of the Employment Agreement, and have agreed to a severance package in connection with that early expiration. The material terms of the severance package are as follows:

•	The Employment Agreement is deemed terminated as of October 1, 2008;

•	Ms. Eyraud shall receive a cash payment of four hundred five thousand dollars ($405,000), payable by the Company as follows:

One hundred fifty thousand dollars ($150,000) on October 1, 2008;

Seventy five thousand dollars ($75,000) on January 30, 2009;

Seventy five thousand dollars ($75,000) on March 31, 2009; and

One hundred five thousand dollars ($105,000) on June 30, 2008;

•	The Company shall pay all unreimbursed business expenses, upon submission by Ms. Eyraud;

•	Continuation of Ms. Eyraud’s health and life insurance coverage until December 31, 2010 at levels in place as of September 15, 2008;

•
The ten year Stock options to purchase 5,000,000 shares of the Company’s common stock at $0.25 per share, granted to Ms. Eyraud pursuant to the Employment Agreement, are deemed fully vested immediately;

•
The existing Lock-up agreement governing the shares of the Company’s common stock beneficially owned by Ms. Eyraud shall continue pursuant to its terms, subject to revision, waiver or modification consistent with any revision, waiver or modification of other similar Lock-up agreements existing between the Company and third parties, including its management and affiliates;

•	The Company shall obtain releases of any guarantees Ms. Eyraud has executed to the favor of the Company; and

•
All indemnification agreements running in favor of Ms. Eyraud shall be maintained for a period of six (6) years, commencing October 2, 2008, and the Company shall assume the indemnification of Ms. Eyraud with respect to the activities of its wholly owned subsidiary, Marani Spirits, Inc., for a like period.

Contemporaneous with the above resignation, Ara Zartarian was appointed Chief Executive Officer of the Company. Mr. Zartarian has been the Chief Operating Officer of the Company and a member of the Company’s Board. All Management changes are effective October 1, 2008. Mr. Zartarian’s current Employment Agreement with the Company will continue according to its terms.

Mr. Ara Zartarian, age 39, currently serves as our Executive Vice President, Chief Operating Officer, and Secretary. He has been an officer and director of MEI since its formation in 2001. Previously, he was a partner in the collections firm of Zartarian & Ginocchio Collections. Mr. Zartarian earned his Bachelors degree from Loyola Marymount University (Los Angeles) and his Juris Doctorate from Western State University College of Law.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.2:	Press release

Exhibit 99.2:	Employment Agreement between the Company and Ara Zartarian, filed with the SEC on April 14, 2008 as an exhibit to our Form 8-K, incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2008	Marani Brands, Inc., a Nevada corporation

	/s/	Ara Zartarian
	By:	Ara Zartarian
	Its:	Chief Executive Officer